                                                                    EXHIBIT 10AH

                             AMENDED AND RESTATED
                            RESTRUCTURING AGREEMENT

          AMENDED AND RESTATED RESTRUCTURING AGREEMENT, dated as of June 14, 1999 (this "Agreement"), by and between ZENITH ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), and LG ELECTRONICS INC., a corporation organized under the laws of the Republic of Korea ("LGE").

          WHEREAS, LGE owns 36,569,000 shares of common stock, par value $1 per share, of the Company (the "Old Common Stock"), representing approximately 55% of the outstanding Old Common Stock, and LGE owns vested and unvested options to purchase additional shares of Old Common Stock at a price of $.01 per share (the "Options");

          WHEREAS, from time to time LGE and the Company have entered into certain contractual arrangements and LGE has provided financial support to the Company;

          WHEREAS, on April 20, 1999, June 30, 1998 and September 23, 1998, LGE paid $30 million, $50 million and $22 million, respectively, to certain of the Company's creditors to satisfy a portion of LGE's guarantee obligation in respect of loans extended by such creditors to the Company;

          WHEREAS, pursuant to the Reimbursement Agreement (as defined in Section 1), the Company is required to reimburse LGE for amounts paid by LGE under such guarantees and to pay interest at the rate specified therein to LGE on such amounts from the date of payment by LGE to the date of reimbursement by the Company;

          WHEREAS, on July 22, 1998, LGE paid $90,086,653.08 to certain of the Company's creditors to satisfy the obligations of the Company under the Leveraged Lease Documents (as defined in Section 1);

          WHEREAS, pursuant to the Financial Support Agreement (as defined in Section 1), the Company is required to reimburse LGE for amounts paid by LGE to satisfy the Company's obligations under the Leveraged Lease Documents and to pay interest at the rate specified therein to LGE on such amounts from the date of payment by LGE to the date of reimbursement by the Company;

          WHEREAS, under the Leveraged Lease Documents, LGE (as beneficial owner of the owner trusts created thereby) is the indirect owner of the equipment subject to the Leveraged Lease Documents and may exercise one or more of several remedies specified in the Leveraged Lease Documents with respect to such equipment;

          WHEREAS, prior to the date hereof, LGE has directed the owner trusts to sell certain of such equipment and has applied the net proceeds of such sales to reduce the amount the Company is required to reimburse LGE;

          WHEREAS, with respect to the remainder of such equipment LGE has determined to (i) retain a portion of the equipment in satisfaction of a portion
               -
of its claims under the Leveraged Lease Documents and (ii) transfer the balance
                                                       --
of the equipment to the Company and retain the balance of its claims under the Leveraged Lease Documents;

          WHEREAS, a special committee of the Board of Directors of the Company composed of independent directors (the "Special Committee") considered in detail various proposals for the reorganization of the Company and negotiated with LGE with respect to several proposed restructuring plans;

          WHEREAS, the Special Committee made certain recommendations to the full Board of Directors of the Company;

          WHEREAS, the Board of Directors of the Company determined that it is in the best interests of the Company to restructure the business and operations of the Company (the "Operational Restructuring") as contemplated by the Business Plan and Projections, dated March 17, 1999 (as amended in accordance with Section 10(e) of this Agreement, the "Operating Plan"), prepared by the management of the Company (a copy of which is attached hereto as Annex A);

          WHEREAS, the Board of Directors of the Company determined that it is in the best interests of the Company to alter the capital structure of the Company in accordance with the terms of the Outline for Proposed Restructuring of Zenith Electronics Corporation dated May 21, 1998 (the "Proposal") a copy of which is attached as Annex B, and the modifications to the Proposal as may be further mutually agreed to by the Company and LGE, through confirmation of a plan of reorganization (the "Plan"), under the Bankruptcy Code (as defined below) using acceptances of the Plan to be solicited (the "Plan Solicitation") from the requisite holders of claims against, and interests in, the Company pursuant to Section 1125 of the Bankruptcy Code (the "Financial Restructuring," and together with the Operational Restructuring, the "Restructuring");

          WHEREAS, the Company and LGE entered into a Restructuring Agreement, dated as of August 7, 1998 (the "Original Agreement"), pursuant to which LGE agreed to participate in the Financial Restructuring on the terms and conditions set forth therein;

          WHEREAS, the Company and LGE have entered into a Forbearance, Lock-Up and Voting Agreement, dated as of March 31, 1999 (the "Lock-Up Agreement"), with certain holders of the Company's 6 1/4% Convertible Subordinated Debentures due 2011 (the "Old Subordinated Debentures") pursuant to which such holders have agreed to vote in favor of the Plan;

     WHEREAS, the Company and LGE have decided to amend and restate the Original Agreement to reflect certain terms of the Lock-Up Agreement and other developments relating to the Company's Restructuring;

          NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, upon the terms and subject to the conditions set forth herein, the parties agree as follows:

                                   ARTICLE I

          1.   Definitions.  As used in this Agreement, the following terms
               -----------
shall have the following meanings (each such meaning to be equally applicable to both the singular and plural forms of the respective terms so defined):

          "Alternative Proposal" has the meaning set forth in Section 6.8.

          "Bankruptcy Code" means Title 11 of the United States Code, as amended, and the rules and orders thereunder.

          "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

          "Closing" has the meaning set forth in Section 3.

          "Closing Date" has the meaning set forth in Section 3.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Disclosure Letter" means the Disclosure Letter, dated August 7, 1998, from the Company to LGE as amended and modified by the Disclosure Letter, dated as of the date hereof, from the Company to LGE.

          "Company SEC Documents" has the meaning set forth in Section 4.4.

          "Confirmation Order" has the meaning set forth in Section 4.3.

          "Cumulative Funding Requirement" means cash flow from operations before Restructuring and Reorganization Charges, plus interest expense and capital expenditures, in each case as set forth in the Operating Plan. If LGE (in its sole discretion) grants the Company an extension of the time for payment to LGE of any interest owed to LGE or for the use of the credits under the Philips Letter Agreement, calculation of cash flow from operations shall be adjusted as if payment of all such amounts was made as and when due in the absence of such extension.

          "Disclosure Letters" means the Company Disclosure Letter and the LG Disclosure Letter.

          "EBITDA" means, for any period, the sum of:

          (i) the net income (or net loss) of the Company (determined in accordance with GAAP) for such period, without giving effect to any GAAP extraordinary gains or losses and without deduction for Restructuring and Reorganization Charges; plus (or minus)

          (ii) to the extent that any of the items referred to in any of clauses (A) though (D) below were deducted or added in calculating such net income:

               (A) interest expense of the Company for such period;

               (B) federal, state or local income tax expense of the Company with respect to operations for such period;

               (C) the amount of all depreciation and amortization and other non-cash charges for such period; and

               (D) non-cash gains or losses from the sale or disposal of property (other than inventory).

          "Environmental Laws" means any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Regulatory Authority regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, including without limitation, Hazardous Materials, as now or may at any time during the term hereof be in effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any entity that is treated as a single employer with the Company for purposes of Section 414 of the Code.

          "ERISA Plan" means an employee benefit plan within the meaning of
Section 3(3) of ERISA or any other material benefit plan maintained for employees of the Company or any of its ERISA Affiliates.

          "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

          "Financial Restructuring" has the meaning set forth in the thirteenth whereas clause.

          "Financial Support Agreement" means the Financial Support Agreement, dated March 31, 1997, as amended, between the Company and LGE.

          "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

          "Hazardous Materials" means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), polychlorinated biphenyls, urea-formaldehyde insulation, asbestos containing materials defined or regulated as such in or under any Environmental Law.

          "HDTV Patents" shall mean all of the Company's United States patents and patent applications relating to its digital vestigial side band technology or relating to and used in connection with HDTV or digital television technology of the Company.

          "Implementation Program" means the Company's implementation program attached hereto as Annex C.

          "Intellectual Property" means, with respect to any person, collectively, such person's Patent Property and Trademark Property.

          "Leveraged Lease Documents" means (i) the Participation Agreement,
                                             -
dated as of March 26, 1997, by and among the Company, General Foods Credit Corporation ("General Foods"), Fleet National Bank ("Fleet") as owner trustee and the lenders party thereto, and the Lease Agreement, dated as of March 26, 1997, by and among the Company and Fleet as owner trustee, and the other agreements and documents executed and delivered in connection therewith, and
(ii) the Participation Agreement, dated as of March 26, 1997, by and among
 --
Zenith Texas, General Foods, Fleet as owner trustee and the lenders party thereto, and the Lease Agreement, dated as of March 26, 1997, by and among Zenith Texas and Fleet as owner trustee, and the other agreements and documents executed and delivered in connection therewith.

          "LGE Disclosure Letter" means the Disclosure Letter, dated as of August 7, 1998, from LGE to the Company.

          "Lien" has the meaning set forth in Section 4.2.

          "Lock-Up Agreement" has the meaning set forth in the fifteenth whereas clause.

          "Material Adverse Effect" means a material adverse effect on the business, properties, assets, results of operations, liabilities, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole or on the ability of the Company or its subsidiaries to consummate the transactions contemplated by this Agreement, including the Restructuring, or to perform their respective obligations under the definitive transaction agreements to be entered into in connection herewith.

          "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

          "New Investor" has the meaning set forth in Section 11.1(d)(iii).

          "New Salaried Employee Documents" has the meaning set forth in Section 6.6.

          "Note Agreement" means the Note Agreement, dated March 31, 1998, between the Company and LGE, as amended by the First Amendment to the Note Agreement, dated as of June 21, 1998, between the Company and LGE, and as amended from time to time thereafter.

          "Old Common Stock" has the meaning set forth in the first whereas clause.

          "Old Subordinated Debentures" has the meaning set forth in the fifteenth clause.

          "Operating Plan" has the meaning set forth in the twelfth whereas clause.

          "Operational Restructuring" has the meaning set forth in the twelfth whereas clause.

          "Options" has the meaning set forth in the first whereas clause.

          "Original Agreement" has the meaning set forth in the fourteenth whereas clause.

          "Patent Property" shall mean, with respect to any person:

          (i) all of such person's patents (including, with respect to the Company, the Tuner Patents and HDTV Patents), patent applications (including, without limitation, all patents and patent applications in preparation for filing) and patent disclosures throughout the world, including without limitation, with respect to the Company, each patent and patent application referred to in Part A-1 of Section 4.14 of the Company Disclosure Letter;

          (ii) all reissues, divisions, continuations, continuations-in-part, revisions, extensions, renewals and reexaminations of any of the items described in clause (i) of this definition; and

          (iii) all patent licenses of such person (whether as licensee or licensor), including, with respect to the Company, each patent license referred to in Part A-2 of Section 4.14 of the Company Disclosure Letter.

          "Philips Letter Agreement" has the meaning set forth in Section 2(f).

          "Plan" has the meaning set forth in the thirteenth whereas clause.

          "Plan Disclosure Documents" means the Disclosure Statement and Proxy Statement-Prospectus (as amended or supplemented and including documents incorporated by reference therein), to be used in connection with the Plan Solicitation by the Company and the Rule 13e-3 Transaction Statement (as amended or supplemented and including documents incorporated by reference therein) filed jointly by the Company and LGE.

          "Plan Solicitation" has the meaning set forth in the thirteenth whereas clause.

          "Property" shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset owned, leased or operated by the Company or any of its subsidiaries (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

          "Regulatory Authority" means any court or government, administrative agency or commission or other governmental or regulatory authority or agency, federal, state, local or foreign.

          "Reimbursement Agreement" means the Reimbursement Agreement, dated November 3, 1997, between the Company and LGE, together with the other agreements and documents executed and delivered in connection therewith (as amended, modified or supplemented from time to time), pursuant to which the Company agreed to repay amounts paid by LGE (as guarantor of the Company's obligations) to certain of the Company's third party creditors.

          "Reportable Event" shall have the meaning set forth in Section 4043(c) of

ERISA and the regulations thereunder.

          "Representatives" has the meaning set forth in Section 6.6.

          "Restructuring" has the meaning set forth in the thirteenth whereas clause.

          "Restructuring and Reorganization Charges" means charges incurred by the Company to execute the Operating Plan and the Plan that are of the type included in "Restructuring Charges" or "Reorganization Charges" in the Operating Plan and determined on a basis consistent with the principles used to prepare the Operating Plan.

          "Reynosa Assets" means all of the right, title and interest of Zenith Reynosa and Zenith Texas in and to (i) the land and buildings that comprise
                                    -
Zenith Reynosa's production facilities # 12, #13 and #27 in Reynosa, Mexico,
(ii) all of the fixtures, equipment, personal property and other assets located
 --
therein and identified in Section 1(a) of the Company Disclosure Letter (as amended pursuant to Section 6.6) and (iii) all agreements relating to access
                                      ---
thereto.

          "Reynosa Assets Claim Amount" has the meaning set forth in Section
6.6.

          "Reynosa Leveraged Lease Assets" means all of its right, title and interest of the owner trust created under the Leveraged Lease Documents in and to the assets subject to the Leveraged Lease Documents located at Zenith Reynosa's production facility # 27 in Reynosa, Mexico to the extent set forth on
Section 1(b) of the Company Disclosure Letter. The Reynosa Leveraged Lease Assets have a fair market value equal to $8,000,750.00.

          "Reynosa Operating Agreement" has the meaning set forth in Section
2(b).

          "Reynosa Purchase Agreement" has the meaning set forth in Section
2(b).

          "Securities Act" means the Securities Act of 1933, as amended.

          "SEC" means the Securities and Exchange Commission.

          "Senior Secured PIK Notes" means the Senior Secured PIK Notes of the Company having the terms set forth on Annex D.

          "Special Committee" has the meaning set forth in the tenth whereas clause.

          "Taxes" means any net income, alternative minimum, accumulated earnings, personal holding company, gross income, asset, gross receipts, sales, use, goods and services, ad valorem, value added, mortgage, conveyance, transfer, customs duties, franchise, capital stock, net worth, capital, profits, license, withholding, payroll, employment, unemployment insurance, social security, disability, workers' compensation, health care, excise, stamp, property, rent, occupancy, occupational, documentary, recording, premium, severance, environmental or windfall profit tax, duty, governmental fee or other like assessment or charge, together with all interest or penalties thereon and additions thereto, imposed by any taxing authority.

          "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Trademark" shall have the meaning ascribed to that term in the definition of Trademark Property.

          "Trademark Property" shall mean, with respect to any person:

          (i) all of such person's trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, trade dress other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature (all of the foregoing items in this clause (i) being collectively called a "Trademark"), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, whether or not registered, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including, with respect to the Company, those referred to in Part B-1 of Section 4.14 of the Company Disclosure Letter;

          (ii) all reissues, extensions, renewals, translations, adaptations, derivations and combinations of any of the items described in clause (i) of this definition;

          (iii) all Trademark licenses and other agreements providing such person with the right to use any of the types of items referred to in clauses (i) and (ii) of this definition, including, with respect to the Company, each Trademark license referred to in Part B-2 of Section 4.14 of the Company Disclosure Letter;

          (iv) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (i) and (ii) of this definition;

          (v) the right to sue third parties for past, present and future infringements of any Trademark property described in clauses (i) or (ii) of this definition and, to the extent applicable in clause (iii) of this definition; and

          (vi) all proceeds of, and rights associated with, the foregoing, including any claim by such person against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or (to the extent applicable and if permitted by applicable law) Trademark license, referred to on clause (iii) of this definition, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license, and all rights corresponding thereto throughout the world.

          "Transaction Expenses" has the meaning set forth in Section 11.3(a).

          "Transaction Fee" has the meaning set forth in Section 11.3(b).

          "Tuner Patents" shall mean, collectively, U.S. Patent No. 4,002,986, U.S. Patent No. 4,317,227, U.S. Patent No. 4,516,170, and U.S. Patent No. 4,598,425, together with all applications, reissues, divisions, continuations, continuations-in-part, revisions, extensions, renewals and reexaminations relating thereto; and "Tuner Patent" shall mean any of the foregoing.

          "Zenith Reynosa" means Partes de Television de Reynosa, a Mexican sociedad anonima de capital variable and a wholly-owned subsidiary of the Company.

          "Zenith Texas" means Zenith Electronics Corporation of Texas, a Texas corporation and a wholly-owned subsidiary of the Company.


                                   ARTICLE II

          2.   The Transactions.  Upon the terms and subject to the conditions
               ----------------
set forth herein, on the Closing Date, pursuant to the Plan,

          (a) LGE will purchase from the Company, and the Company will issue to LGE, shares of newly issued common stock, par value $.01 per share, of the Company (the "New Common Stock"), representing 100% of the New Common Stock, in exchange for the forgiveness by LGE of $200 million of LGE claims consisting of
(i) unsecured claims for amounts outstanding as of the Closing Date up to $140
 -
million arising out of the delivery of goods to the Company in the ordinary course of business, (ii) a $50 million secured claim pursuant to the
                     --
Reimbursement Agreement, (iii) an unsecured claim for guarantee fees accrued and
                          ---
unpaid through the Closing Date payable to LGE under the Reimbursement Agreement and (iv) a portion, if any, of the secured claim pursuant to the Note Agreement
     --
sufficient when aggregated with the amounts described in clauses (i), (ii) and
(iii) of this Section 2(a) to equal $200 million;

          (b) LGE or one of its subsidiaries and Zenith Reynosa and Zenith Texas will enter into an agreement (the "Reynosa Purchase Agreement") pursuant to which Zenith Reynosa and Zenith Texas will sell to LGE or one of its affiliates the Reynosa Assets in exchange for the release by LGE of claims equal to the Reynosa Asset Claim Amount as reimbursement for the payment by LGE of the Company's and Zenith Texas' obligations to certain third party creditors under the Leveraged Lease Documents, provided, however, that if the transactions contemplated by this Section 2(b) would have adverse Tax consequences that are unacceptable to either the Company or LGE, then (i) the Company shall retain the
                                                 -
Reynosa Assets, (ii) the Company and LGE shall enter into an agreement with
                 --
respect to the operation by LGE of such Reynosa Assets and the Reynosa Leveraged Lease Assets (the "Reynosa Operating Agreement") and (iii) the amount of LGE
                                                      ---
claims that would have been exchanged for the Reynosa Assets under this

Section 2(b) shall be exchanged for an equal principal amount of Senior Secured PIK Notes;

          (c) LGE will purchase from the Company, and the Company will issue to LGE, Senior Secured PIK Notes in a principal amount equal to and in exchange for the forgiveness by LGE of claims equal to the aggregate of (i) a secured claim
                                                            -
for principal amounts owed LGE pursuant to the Reimbursement Agreement, if any, other than the $50 million exchanged for New Common Stock under Section 2(a),
(ii) the amount of the claim for reimbursement of the payment by LGE of the
---
obligations of the Company and Zenith Texas to certain third party creditors under the Leveraged Lease Documents remaining after release of the portion of the claim exchanged for the Reynosa Assets pursuant to Section 2(b) and the retention of the Reynosa Leveraged Lease Assets pursuant to Section 2(f), (iii)
                                                                           ---
an unsecured claim for all servicing fees (the "Technical Service Fees") accrued and unpaid through the Closing Date resulting from LGE's provision of certain technical and other related services to the Company in connection with the Company's research and development activities, and (iv) the amount of the
                                                    --
secured claim pursuant to the Note Agreement remaining after conversion of the portion of the claim exchanged for New Common Stock pursuant to Section 2(a);

          (d) each share of Old Common Stock owned by LGE and the Options owned by LGE will be canceled, and LGE will have no rights or claims against the Company in respect of such canceled Old Common Stock and Options;

          (e) LGE will agree to lend or provide additional credit support to the Company in an amount necessary to enable the Company to execute the Operating Plan according to its terms, not to exceed $60 million, on terms mutually acceptable to LGE and the Company;

          (f) LGE will transfer to the Company all of its right, title and interest in the equipment subject to the Leveraged Lease Documents (other than the Reynosa Leveraged Lease Assets and any such equipment sold on or before the Closing Date) and any credits outstanding under the Letter Agreement, dated November 2, 1998 (the "Philips Letter Agreement"), between the Company and Philips Electronics North America Corporation, provided, however, if the Company and LGE do not enter into the Reynosa Purchase Agreement, then LGE will also transfer to the Company the Reynosa Leveraged Lease Assets in exchange for Senior Secured PIK Notes in a principal amount of $8,000,750.00; and

          (g) LGE's claims other than those described under Sections 2(a), 2(b), 2(c), 2(d) and 2(f), including without limitation all accrued but unpaid interest on amounts owed by the Company to LGE under the Reimbursement Agreement, the Financial Support Agreement and the Note Agreement, shall be treated as unimpaired general unsecured claims under the Plan.


                                  ARTICLE III

          3.1  Closing.  At the Closing, subject to the terms and conditions of
               -------
this Agreement, the Company and LGE shall consummate the transactions contemplated by Section 2 hereof. The closing (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, IL 60601, at 10:00 a.m., Chicago time, as promptly as practicable following the satisfaction or waiver of the conditions to Closing set forth in Sections 8, 9 and 10 hereof, or at such other place and time as the parties may mutually agree. The Company shall give LGE three business days prior written notice of the date the Closing is scheduled to occur. The "Closing Date" shall be the date the Closing occurs.

          3.2  No Survival.  The sole and exclusive recourse and remedy for a
               -----------
material breach of a representation or warranty shall be the non-breaching party's right pursuant to Section 9(a) or 10(a), as the case may be, not to consummate the transactions contemplated hereby. At Closing all representations and warranties shall expire, and in any case, result in no future liability for the Company or LGE or their respective subsidiaries, officers, directors and employees.


                                   ARTICLE IV

          4.   Representations and Warranties of the Company.  The Company
               ---------------------------------------------
represents and warrants to LGE that:

          4.1  Organization; Authorization; Enforceability.  It is a corporation
               -------------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by it of this Agreement have been duly authorized by all requisite corporate action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          4.2  No Conflicts.  The execution, delivery and performance of this
               ------------
Agreement by it will not: (x) conflict with or violate its organizational
                           -
documents; or (y) subject to the governmental filings and approvals referred to
               -
in Section 4.3 and in the case of clauses (y)(i) and (y)(ii) as would not reasonably be likely to result in or have a Material Adverse Effect, (i) breach
                                                                      -
or violate any statute, law, rule, regulation, judgment, order or decree applicable to it or any of its subsidiaries or by which any of their respective properties are bound or affected, (ii) result in any breach of, or constitute a
                                   --
default or give rise to any right of termination, revocation, cancellation, acceleration or increased payments under (with or without the giving of notice or the lapse of time or both), any note, mortgage, agreement, contract, indenture, permit, lease, license, commitment, understanding or other arrangement to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries or any of their respective properties or assets are bound or affected, or (iii) result in the creation or imposition of any lien,
                       ---
mortgage, security interest, restriction or other encumbrance (a "Lien") on it or any of its subsidiaries or any of their respective assets or properties.

          4.3  Consents.  Except for (i) applicable requirements of the
               --------               -
Securities Act, the Exchange Act, and filings under state securities or "blue sky" laws, (ii) approval by the Bankruptcy Court of the Plan and this Agreement
            --
and the entry by the Bankruptcy Court of an order confirming the Plan (the "Confirmation Order"), (iii) filing with the Secretary of State of the State of
                        ---
Delaware of the Certificate of Amendment of the Certificate of Incorporation of the Company with respect to the amendments contemplated by this Agreement, and
(iv) as set forth in Section 4.3 of the Company Disclosure Letter, no consent,
 --
approval or authorization of, or filing with or notification to, any Regulatory Authority or any third party is required on its part in connection with the execution, delivery or performance of this Agreement.

          4.4  SEC Documents.  Except for the Company's Annual Report on Form
               -------------
10K for the fiscal year ended December 31, 1998, which was filed by the Company on April 1, 1999, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since December 31, 1995 (the "Company SEC Documents"). As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable
             -
requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and (ii) did not, at the time it was filed,
                                       --
contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.5  Financial Statements; Absence of Undisclosed Liabilities.  The
               --------------------------------------------------------
financial statements of the Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as set forth in Section
4.5 of the Company Disclosure Letter or as reflected in such financial statements as of and for the period ending December 31, 1997 or in the notes thereto, neither the Company nor any of its subsidiaries has any liabilities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or are reasonably likely to have or result in a Material Adverse Effect.

          4.6  Plan Disclosure Documents.  The Plan Disclosure Documents  will
               -------------------------
not, at the date mailed by the Company to the creditors and equity security holders of the Company, the date the Bankruptcy Court enters the Confirmation Order or the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Plan Disclosure Documents will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the Bankruptcy Code and all other rules, regulations, orders or decrees thereunder.

          4.7  Confirmation of Plan.  To the knowledge of the officers of the
               --------------------
Company, the Company has not taken any action, or failed to take any action, which might prevent, materially impede or delay or result in the revocation of
(i) the confirmation of the Plan (as provided in Section 1144 of the Bankruptcy
 -
Code), (ii) a full and complete discharge (to the fullest extent possible under
        --
Section 1141(d) of the Bankruptcy Code) of the debts of the Company intended to be discharged under the Plan, and (iii) the vesting upon the entry of the
                                   ---
Confirmation Order of the property of the Company in the reorganized Company free and clear of all claims and interests of creditors and equity security holders except as otherwise provided in the Plan.

          4.8  Compliance with Law.  Except as disclosed in the Company SEC
               -------------------
Documents or the Plan Disclosure Documents, neither the Company nor any of its subsidiaries is in violation of or default under (i) any statute, law,
                                                  -
regulation, rule, judgment, order or decree of any Regulatory Authority applicable to the Company or any of its subsidiaries or by which any of the Company or its subsidiaries or any of their respective assets or properties are bound or affected or (ii) any note, mortgage, indenture, contract, agreement,
                      --
permit, lease, license, commitment, understanding or other arrangement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties are bound or affected, and neither the Company nor any of its subsidiaries has received any notice alleging noncompliance, except with reference to all the foregoing where the failure to be in compliance would not, individually or in the aggregate, have or result in a Material Adverse Effect.

          4.9  Environmental Matters.  Except as set forth in the Company SEC
               ---------------------
Documents and in Section 4.9 of the Company Disclosure Letter:

          (a) To the best of the Company's and its subsidiaries' knowledge, after reasonably diligent inquiry, the Property does not contain, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in violation of Environmental Laws or in amounts that could give rise to liability under Environmental Laws.

          (b) The Company and each of its subsidiaries is in material compliance with all applicable Environmental Laws, and there is no contamination or violation of any Environmental Law which could materially interfere with the continued operation of any of the Properties or have or result in a Material Adverse Effect.

          (c) Neither the Company nor any of the Company's subsidiaries has received from any Regulatory Authority or other person or entity any complaint, or notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to the Properties, nor is the Company aware that any such notice is pending or threatened.

          (d) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Property in violation of any Environmental Laws or in a manner that could give rise to material liability under Environmental Laws nor have any Hazardous Materials been transported or disposed of from any of the Properties to any other location in violation of any Environmental Laws or in a manner that could give rise to material liability under Environmental Laws.

          (e) Neither the Company nor any of its subsidiaries is a party to any administrative actions or judicial proceedings pending under any Environmental Law with respect to any of the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

          (f) There has been no release or threat of release of Hazardous Materials into the environment at or from any of the Properties, or arising from or relating to the operations of the Company or any of its subsidiaries, in violation of Environmental Laws or in amounts that could give rise to material liability under Environmental Laws.

          (g) All information, reports, and other papers and data furnished by the Company to LGE relating to (x) the environmental conditions on, under or
                                -
about the Properties currently or formerly owned, leased, operated to used by the Company or any of its subsidiaries or any predecessor in interest thereto and (y) any Hazardous Materials used, managed, handled, transported, treated,
     -
generated, stored, discharged, emitted, or otherwise released by the Company or any of its subsidiaries or any other person or entity on, under about or from any Properties currently or formerly owned or leased, or otherwise in connection with the use or operation of any of the Properties of the Company or any of its subsidiaries, or their respective businesses and operations were, at the time the same were so furnished, (i) to the extent prepared by third parties, to the
                             -
best of the Company's knowledge, and (ii) to the extent prepared by the Company,
                                      --
complete and
correct in all material respects in light of all such information, reports and other papers and data taken as a whole at such time. No fact is currently known to the officers of the Company which had or resulted in, or could reasonably be expected to have or result in a Material Adverse Effect.

          4.10 Title to New Common Stock.  Assuming the entry of the
               -------------------------
Confirmation Order, all shares of New Common Stock issued at the Closing pursuant to this Agreement, will have been duly authorized by all necessary corporate action on the part of the Company, and, upon such issuance, such shares of New Common Stock will be validly issued, fully paid and nonassessable, and the issuance of such shares will not be subject to preemptive rights of any other stockholder of the Company.

          4.11 ERISA Matters.  Except as set forth in the Company SEC Documents
               -------------
or Section 4.11 of the Company Disclosure Letter,

          (a) The Company and each ERISA Affiliate and each of their respective ERISA Plans are in substantial compliance with ERISA and the Code and neither the Company nor any of its ERISA Affiliates has incurred any accumulated funding deficiency with respect to any such ERISA Plan within the meaning of ERISA or the Code. The Company and each of its ERISA Affiliates have complied with all material requirements of ERISA Sections 601 through 608 and Code Section 4980B. Neither the Company nor, to the best of the Company's knowledge, any of its ERISA Affiliates has made any promises of retirement or other benefits to employees, except as set forth in the ERISA Plans. Neither the Company nor any of its ERISA Affiliates has incurred any material liability to the Pension Benefit Guaranty Corporation in connection with any such ERISA Plan. The assets of each such ERISA Plan which is subject to Title IV of ERISA are sufficient to provide the benefits under such ERISA Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee if such ERISA Plan were terminated, and such assets are also sufficient to provide all other "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) due under the plan upon termination. No Reportable Event has occurred and is continuing with respect to any such ERISA Plan. No such ERISA Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA, or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such ERISA Plan or any other ERISA Plan of the

Company or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such ERISA Plan or any such trust to any material penalty or tax on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Code. Neither the Company nor any of its ERISA Affiliates is a participant in or is obligated to make any payment to a Multiemployer Plan.

          (b) Neither the approval or execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle
                                                                      -
any individual to severance pay or (ii) accelerate the time of payment or
                                    --
vesting of, or increase the amount of, compensation due to any individual (other than in the form of Old Common Stock).

          (c) Except as set forth in Section 4.11(c) of the Company Disclosure Letter, there is no strike, walkout or other work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the business of the Company or any of its subsidiaries.

          4.12 Taxes.  Except set forth in Section 4.12 of the Company
               -----
Disclosure Letter, all Tax Returns in respect of the Company and its subsidiaries required to be filed on or before the Closing Date have (or by the Closing Date will have) been duly and timely filed, except to the extent the failure to file any such Tax Return would not, individually or in the aggregate, have or result in a Material Adverse Effect. Except as set forth in Section
4.12 of the Company Disclosure Letter, all Taxes (whether or not shown on such Tax Returns) due and payable with respect to the Company and its subsidiaries on or before the Closing Date have (or by the Closing Date will have) been duly and timely paid. All Taxes required to be withheld by the Company or any of its subsidiaries on or before the Closing Date have (or by the Closing Date will have) been duly and timely withheld and properly paid to the applicable taxing authority.

          4.13 Operating Plan.  The projections contained in the Operating Plan
               --------------
represent the Company's good faith estimate of the results of its operations both before and after the Restructuring for which it believes it has a reasonable basis. The Company believes that the assumptions which underlie the projections continue to be reasonable in light of current circumstances.

          4.14 Intellectual Property; Licenses.  Except as set forth in Section
               -------------------------------
4.5 of the Company Disclosure Letter, the Company possesses adequate Intellectual Property to continue to conduct its business as heretofore conducted by it or as projected to be conducted in the Operating Plan, and all Intellectual Property existing on the date hereof, together with in the case of patents and Trademarks, the date of issuance thereof, is listed in Section 4.14 of the Company Disclosure Letter. With respect to Intellectual Property of the Company unless such Intellectual Property has become obsolete or is no longer used or useful in the conduct of the business of the Company:

          (a) it is valid and enforceable, is subsisting, and has not been adjudged invalid or unenforceable, in whole or in part;

          (b) the Company has made all necessary filings and recordations to protect its interest therein, including, without limitation, recordations of all of its interest in its Patent Property and Trademark Property in the United States Patent and Trademark Office and, to the extent necessary for the conduct of the Company's business, in corresponding offices throughout the world;

          (c) except as set forth in Section 4.5 of the Company Disclosure Letter, the Company is the exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property owned by it and no claim has been made that the use of any of its owned Intellectual Property does or may violate the asserted rights of any third party; and

          (d) the Company has performed, and the Company will continue to perform, all acts, and the Company has paid and will continue to pay, all required fees and taxes, to maintain each and every item of such Intellectual Property in full force and effect throughout the world, as applicable.

The Company owns directly or is entitled to use, by license or otherwise, all patents, Trademarks, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, necessary for or of importance to the conduct of the Company's business.

          4.1  Year 2000.  The replacement of business critical software or
               ---------
other solutions necessary to address the year 2000 issue in respect of such software is expected to be completed by July 31, 1999. The projected cost to the Company and its subsidiaries of such replacement or other solution is properly reflected in the Operating Plan.

                                   ARTICLE V

          5.   Representations and Warranties of LGE.  LGE represents and
               -------------------------------------
warrants to the Company that:

          5.1  Organization; Authorization; Enforceability.  It is a corporation
               -------------------------------------------
duly organized and validly existing under the laws of the Republic of Korea and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by it of this Agreement have been duly authorized by all requisite corporate action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          5.2  No Conflicts.  The execution, delivery and performance of this
               ------------
Agreement by it will not (i) conflict with or violate its organizational
                          -
documents or (ii) subject to the governmental filings and approvals referred to
              --
in Section 5.3, breach or violate any statute, law, rule, regulation, judgment, order or decree applicable to it or any of its subsidiaries or by which any of their respective properties are bound or affected.

          5.3  Consents.  Except for (i) applicable requirements of the
               --------               -
Securities Act, the Exchange Act and filings under state securities or "blue sky" laws, (ii) approval by the Bankruptcy Court of the Plan and this Agreement
            --
and the entry by the Bankruptcy Court of the Confirmation Order, (iii) filing
                                                                  ---
with the Secretary of State of the State of Delaware of the Certificate of Amendment of the Certificate of Incorporation of the Company with respect to the amendments contemplated by this Agreement, and (iv) as set forth in Section 5.3
                                                --
of the LGE Disclosure Letter, no consent, approval or authorization of, or filing with or notification to, any Regulatory Authority (including, without limitation, any Korean Regulatory Authority) or any third party is required on its part in connection with the execution, delivery or performance of this Agreement.

          5.4  Plan Disclosure Documents.  Those portions of the Plan Disclosure
               -------------------------
Documents made in reliance upon and in conformity with information furnished to the Company by LGE in writing for use in connection with the preparation thereof will not, at the date mailed by the Company to the creditors and equity security holders of the Company, the date the Bankruptcy Court enters the Confirmation Order or the Closing Date, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company acknowledges that the portions of the Plan Disclosure Documents set forth in
Section 5.4 of the LGE Disclosure Letter constitute the only information furnished in writing by LGE.


                                   ARTICLE VI

          6.   Agreements of the Company.
               -------------------------

          6.1  Reorganization Proceedings.  The Company shall, and shall cause
               --------------------------
its subsidiaries to, use commercially reasonable efforts to consummate the Financial Restructuring, including, without limitation:

          (a) the preparation and filing of the Plan Disclosure Documents with the SEC as soon as practicable after the date hereof and the clearance of the Plan Disclosure Documents by the SEC;

          (b) subject to Section 6.4, the preparation and filing of supplements or amendments to the Plan Disclosure Documents with the SEC and the clearance of such supplements or amendments to the Disclosure Statement by the SEC if at any time prior to the Closing Date any fact, event or development should occur or exist that is required under the Securities Act, the Exchange Act or the Bankruptcy Code or the rules and regulations thereunder to be set forth in a supplement or amendment to the Plan Disclosure Documents;

          (c) the solicitation and receipt of the acceptances of the requisite holders of claims against the Company pursuant to the Plan Solicitation;

          (d) the filing with, and approval of, the Bankruptcy Court of the Plan Disclosure Documents;

          (e) the confirmation of the Plan under the Bankruptcy Code using the acceptances of the Plan received by the Company pursuant to the Plan Solicitation; and

          (f) the consummation of the transactions provided for in the Plan, including, without limitation, the transactions described in Section 2 of this Agreement.

          6.2  Compliance with Bankruptcy Code.  The Company shall, and shall
               -------------------------------
cause its subsidiaries, to the extent applicable, to, comply in all material respects with the

Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder in connection with obtaining the Confirmation Order.

          6.3  Consummation of the Plan.  The Company shall, and shall cause its
               ------------------------
subsidiaries to, use commercially reasonable efforts to obtain, and shall obtain, and shall refrain from taking any action that would be likely to prevent, materially impede or delay or result in the revocation of (i) the entry
                                                                    -
by the Bankruptcy Court of the Confirmation Order; (ii) the full and complete
                                                    --
discharge (to the fullest extent possible under Section 1141(d) of the Bankruptcy Code) of the debts of the Company intended to be discharged under the Plan; and (iii) the vesting upon the entry of the Confirmation Order of the
           ---
property of the Company in the reorganized Company free and clear of all claims and interests of creditors and equity security holders except as otherwise provided in the Plan.

          6.4  Amendments to Plan and Plan Disclosure Documents.  The Company
               ------------------------------------------------
shall not consent to any amendment or supplement to, or modification of, the Plan or the Plan Disclosure Documents without the prior written consent of LGE, which consent may be evidenced by the execution of the Plan or the Plan Disclosure Documents by the LGE-designated members of the Board of Directors of the Company.

          6.5  Conduct of the Business.  From the date hereof until the Closing
               -----------------------
Date, except to the extent that LGE otherwise consents in writing or except as contemplated or permitted by the Operating Plan or the Financial Restructuring,
(a) the Company shall, and shall cause its subsidiaries to, conduct business in
 -
the ordinary course in substantially the same manner as presently conducted and use commercially reasonable efforts to keep available the services of Jeffrey P. Gannon and his "Tier 1" and "Tier 2" reports and to preserve the relationships with key customers, suppliers and others having business dealings with the Company or its subsidiaries, and (b) the Company shall not, and shall cause its
                                  -
subsidiaries not to:

          (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than inventory) in any such case, that would be material to the Company;

          (ii) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the assets or properties of the Company or its subsidiaries other than in the ordinary course of business or pursuant to the Operating Plan or to existing contractual obligations set forth in Section 6.5(ii) of the Company Disclosure Letter for the sale or other disposition of equipment;

          (iii) amend its Certificate of Incorporation, By-laws or other organizational documents, except as set forth in the Plan;

          (iv) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto;

          (v) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness;

          (vi) permit, allow or suffer any of the assets or properties of the Company or any subsidiary to be subject to any Lien other than Liens (A)
                                                                           -
     securing debt reflected on the balance sheet of the Company as of December 31, 1997 or the notes thereto or contained in the Company SEC Documents,

     (B) referred to in Section 6.5 of the Company Disclosure Letter, (C) for
      -                                                                -
     Taxes not yet due or payable or being contested in good faith, (D) that
                                                                     -
     constitute mechanics', carriers', workmens' or like Liens, Liens arising under original purchase price conditional sales and other similar contracts and equipment leases with third parties entered into in the ordinary course, (E) incurred in the ordinary course of business consistent with
              -
     past practice in connection with workers' compensation, unemployment insurance and social security, retirement and other legislation and in the case of Liens described in clauses (B), (C), (D) or (E) that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect;

          (vii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value;

          (viii) make any change in any method of accounting or accounting practice or policy, except as may be required by GAAP;

          (ix) modify, amend, terminate or permit the lapse of any material lease of real property (except modifications or amendments associated with renewals of leases in the ordinary course of business consistent with past practice of the Company);

          (x)    enter into any material contract or arrangement;

          (xi) enter into any agreement or take any action in violation of the terms of this Agreement or the Restructuring;

          (xii) settle any material tax audit, make or change any material tax election;

          (xiii) hire any new executive officers of the Company or any of its subsidiaries;

          (xiv)  except as contemplated by the New Salaried Employee Documents,

     (A) grant any director, executive officer or other employee of the Company
      -
     or any of its subsidiaries any increase in compensation, except, in the case of employees who are not executive officers or directors, normal salary increases consistent with past practice or as was required under employment agreements or arrangements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents,
     (B) grant any such director, executive officer or other employee any
      -
     severance or termination pay, except as was required under any employment, severance or termination agreements or arrangements or plans in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (C) enter into any employment, severance or
                             -
     termination agreement with, or adopt any plan or arrangement covering, any such director, executive officer, or employee or (D) adopt any new benefit
                                                       -
     plan or arrangement (including, without limitation, an Employee Benefit Plan, a bonus plan, a severance plan or any equity-based plan) or amend any such plan, except as required by law;

          (xv)   enter any new line of business; or

          (xvi) agree, whether in writing or otherwise, to do any of the foregoing.

For purposes for this Section 6.5 only, "material" means involving $5 million or more.

          6.6  Reynosa Asset Claim Amount.  The Company and LGE estimated the
               --------------------------
value of the Reynosa Assets to be $32,364,300.00 as of August 7, 1998. At least five days prior to the Closing, the Company and LGE shall agree in writing on the value of the Reynosa Assets as of the Closing Date (the "Reynosa Asset Claim Amount"). The Reynosa Asset Claim Amount shall equal $32,364,300.00 plus (i)
                                                                           -
the aggregate amount of capital expenditures made in respect of the Reynosa Assets by the Company since August 7, 1998 and approved by LGE; minus (ii) the
                                                                       --
sum of (x) the amount of depreciation (determined in accordance with GAAP) in
        -
respect of the Reynosa Assets since August 7, 1998 and (y) the amount of any
                                                        -
liabilities assumed by LGE in connection with the transactions contemplated by the Reynosa Purchase Agreement; plus or minus, as the case may be, (iii) the
                                                                    ---
value of any equipment, personal property or other assets added or subtracted from the list set forth on Schedule 1(a) hereto pursuant to the mutual written agreement of the Company and LGE.

          6.7  [Intentionally omitted.]

          6.8  Access and Information.  So long as this Agreement remains in
               ----------------------
effect, the Company will (and will cause each of its subsidiaries, and each of the accountants, counsel, consultants, officers, directors, employees, agents and representatives (the "Representatives") of or to any of the Company and its subsidiaries, to) give LGE and its Representatives, subject to existing confidentiality agreements and to be used only for the purposes of this Agreement and the transactions contemplated hereby, full access during reasonable business hours to all of their respective properties, assets, books, contracts, commitments, reports, records, accountants and accountant's work papers relating to the Company and its subsidiaries, excluding such material which is attorney-client privilege or attorney work product, and furnish to them, subject to existing confidentiality agreements and to be used only for the purposes of this Agreement and the transactions contemplated hereby, all such documents, records and information with respect to the properties, assets and business of the Company and its subsidiaries and copies of any work papers relating thereto, excluding such material which is subject to attorney-client privilege or attorney work product, as LGE shall from time to time reasonably request. The Company will keep LGE generally informed as to the affairs of the Company and its subsidiaries. In addition, the Company shall deliver to LGE, not later than the 20th business day following the end of each fiscal month prior to the Closing, financial statements for the Company and its consolidated subsidiaries as of the end of such fiscal month, together with a certificate of the chief financial officer of the Company demonstrating in reasonable detail that the Company is in compliance with the financial covenants set forth in Section 10(f) of this Agreement. The Company will promptly notify LGE if any information is requested from it or any negotiations or discussions are sought to be initiated with the Company concerning any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets, sale of shares of capital stock, purchase of claims or similar transactions involving the Company or any subsidiary or any division of any thereof (an "Alternative Proposal"), and will promptly communicate to LGE the terms of any proposal or inquiry which it may receive in respect of any Alternative Proposal.

          6.9  Further Actions.  The Company shall, and shall cause each of its
               ---------------
subsidiaries to:

          (a) use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for it to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby;

          (b)  as promptly as practicable, (i) make, or cause to be made, all
                                            -
filings and submissions required under any applicable law or regulation, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained
     --
or made, all permits necessary to be obtained or made by the Company or any of its subsidiaries, in each case in connection with this Agreement, the Plan, or the consummation of the other transactions contemplated hereby or thereby;

          (c) coordinate and cooperate with LGE in exchanging such information and supplying such reasonable assistance as may be reasonably requested by LGE in connection with the filings and other actions contemplated by this Agreement;

          (d) not issue any press release or make any other public statement regarding the Restructuring without the prior consent of LGE or except as otherwise required by law (provided that in such an event the Company shall give advance notice to LGE of any such release or statement); and

          (e) the Company shall promptly notify LGE in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Sections 8, 9 and 10 to be satisfied, promptly upon becoming aware of the same.

          6.1  Operating Plan.  As soon as practicable after the end of each
               --------------
fiscal month, and in no event later than the 20th business day after the end thereof, the Company shall deliver to LGE a certificate of the Company, duly executed by the President, the chief financial officer and the restructuring officer, restating the representations and warranties contained in Section 4.13 of the Agreement.

          6.1  Leveraged Lease Documents.  From the date hereof through the
               -------------------------
Closing Date, except as otherwise consented to in writing by LGE, the Company and its subsidiaries shall perform all of their respective obligations under and comply with all terms and provisions of the Leveraged Lease Documents other than its obligation to pay Basic Rent (as defined therein) thereunder.

          6.1  Interest Charges.  On May 31, 1999, and thereafter at the end of
               ----------------
each month, the Company will pay LGE all accrued but unpaid interest under the Reimbursement Agreement and the Financial Support Agreement.


                                  ARTICLE VII

          7.   Agreements of LGE.
               -----------------

          7.1  Voting.  Subject to compliance with applicable bankruptcy and
               ------
non-bankruptcy laws, LGE hereby agrees to vote all claims against and interests in the Company that it holds in favor of the Plan to effectuate this Agreement and the Financial Restructuring.

          7.2  Further Action.  LGE shall, and shall cause each of its
               --------------
subsidiaries to, use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for it to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby, including without limitation:

          (a)  as promptly as practicable, (i) make, or cause to be made, all
                                            -
filings
and submissions required under any applicable law or regulation (including any Korean law or regulation), and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain
                                       --
or make, or cause to be obtained or made, all permits necessary to be obtained or made by LGE or any of its subsidiaries, including such permits as are required from any Korean Regulatory Authority, in each case in connection with this Agreement, the Plan, or the consummation of the other transactions contemplated hereby or thereby.

          (b) make all necessary and desirable appearances before the Bankruptcy Court and participate in the bankruptcy case;

          (c) make in a timely fashion all necessary and desirable applications and notices to any applicable entities in the United States for approval of this Agreement and the transactions contemplated hereby, including, if applicable, notice in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

          (d) promptly notify the Company in writing of any fact, condition, event, or occurrence that could reasonable be expected to result in the failure of any of the conditions contained in Sections 8 and 9 to be satisfied, promptly upon becoming aware of the same; and

          (e) to obtain, and to refrain from taking any action that would be likely to prevent, materially impede or delay or result in the revocation of (i)
                                                                              -
the entry by the Bankruptcy Court of the Confirmation Order; (ii) the full and
                                                              --
complete discharge (to the fullest extent possible under Section 1141(d) of the Bankruptcy Code) of the debts of the Company intended to be discharged under the Plan; and (iii) the vesting upon the entry of the Confirmation Order of the
           ---
property of the Company in the reorganized Company free and clear of all claims and interests of creditors and equity security holders in accordance with the Plan.

          7.3  Information.  So long as this Agreement remains in effect, LGE
               -----------
shall coordinate and cooperate with the Company or its agents in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Company in connection with the filings and other actions contemplated in this Agreement. LGE shall also, as the Company may from time to time reasonably request, timely provide the Company with any requested information regarding LGE's performance under this Agreement, LGE's ability to perform under this Agreement, LGE's ability to satisfy the conditions set forth in Section 9, and other matters in any way related to this Agreement and the transactions contemplated hereby.

          7.4  Release of Zenith Texas.  LGE hereby agrees to release Zenith
               -----------------------
Texas upon consummation of the transactions contemplated by Sections 2(b) and 2(c) from any claims of LGE against Zenith Texas arising as a result of the satisfaction by LGE of Zenith Texas' obligations under the Leveraged Lease Documents.


                                  ARTICLE VIII

          8.   Conditions to Obligations of the Parties.  The Company and LGE
               ----------------------------------------
shall perform their obligations under this Agreement and implement the transaction contemplated hereby in good faith and in accordance with the standards of fair dealing. The obligations of the Company and LGE to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver prior to the Closing of each of the following conditions; any of which may be waived by the written consents of the Company and LGE to the extent permitted by applicable law without the necessity for notice to, or approval from, the Bankruptcy Court or any other party.

          (a)  Approvals.  All material authorizations, permits, consents,
               ---------
orders or approvals of, or registrations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Regulatory Authority (including, without limitation, the United States and the Republic of Korea) necessary for the consummation of the transactions contemplated hereby (collectively, the "Requisite Approvals"), shall have been obtained or filed or shall have occurred, and such Requisite Approvals shall remain valid and effective and shall not contain any condition or restriction that is reasonably likely to have or result in a Material Adverse Effect or impair the Company's ability to carry on its business as contemplated by the Operating Plan.

          (b)  No Litigation, Injunctions, or Restraints.  Consummation of the
               -----------------------------------------
transactions contemplated hereby or by the Plan shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable law, rule or regulation, including any order, injunction, decree or judgment of any Regulatory Authority; and no such law, rule, regulation, order, injunction, decree or judgment that would have such an effect shall have been promulgated, entered, issued or determined by any Regulatory Authority to be applicable to this Agreement or the Plan. No action or proceeding shall be pending or threatened by any Regulatory Authority or other person or entity on the Closing Date before any Regulatory Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or by the Plan or to recover any material damages or to obtain other material relief as a result of such transactions, or that otherwise relates to the application of such law, rule or regulation.

          (c)  Confirmation of Plan and Entry of Confirmation Order.  The Plan
               ----------------------------------------------------
shall have been confirmed by the Bankruptcy Court and the Confirmation Order, in form and substance satisfactory to LGE and the Company, shall have been entered. Any motion for rehearing or reconsideration of the Confirmation Order shall have been denied or withdrawn. The time allowed for appeals of the Confirmation Order shall have expired without any appeal having been taken or, if the Confirmation Order shall have been appealed, a final order of the district court having jurisdiction to hear such appeal shall have affirmed the Confirmation Order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and no further hearing, appeal or petition for certiorari can be taken or granted. The Confirmation Order shall not have been modified, amended, dissolved, revoked or rescinded, shall be in full force and effect on the Closing Date and, without the necessity of any further action or proceedings by the Company, the Bankruptcy Court shall have (x) as of the
                                                                -
date of the Confirmation Order and as of the Closing Date, effected a full and complete discharge and release of, and thereby extinguished, all debts of the Company (to the fullest extent possible under Section 1141(d)(1) of the Bankruptcy Code) except as otherwise provided in the Plan and (y) vested the
                                                               -
property of the Company in the reorganized Company, free and clear of all claims and interests of creditors and equity security holders except as otherwise provided in the Plan and the Confirmation Order. The Plan shall have been substantially consummated (other than the occurrence of the Closing hereunder).

          (d)  HSR Act Notification.  The notifications of the Company and LGE
               --------------------
pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

          (e)  Releases.  The Plan will contain releases, satisfactory in form
               --------
and substance to LGE and the Company in their respective sole discretion, from the Company and its creditors of any and all claims and liabilities against the individual members of the

Company's Board of Directors, the Company and LGE and their respective associates, affiliates, subsidiaries, officers, directors, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants or agents, and their respective successors and assigns. LGE hereby acknowledges its agreement relating to such releases contained in the Lock-Up Agreement.

                                  ARTICLE IX

          9.   Conditions to the Obligations of the Company.  The obligations of
               --------------------------------------------
the Company to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver prior to the Closing of each of the following conditions, any of which may be waived in writing by the Company by notice to LGE, without the necessity for notice to, or approval from, the Bankruptcy Court or any other party:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of LGE set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and the Company shall have received a certificate signed by a duly authorized officer of LGE to such effect.

          (b)  Performance of Obligations.  LGE shall have performed or complied
               --------------------------
in all material respects with all obligations and covenants required to be performed or complied with by it under this Agreement.


                                   ARTICLE X

          10.  Conditions to the Obligations of LGE.  The obligations of LGE to
               ------------------------------------
consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver prior to the Closing of each of the following conditions, any of which may be waived in writing by the LGE by notice to Company, without the necessity for notice to, or approval from, the Bankruptcy Court or any other party:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and LGE shall have received a certificate of the Company signed by the chief executive officer and chief financial officer of the Company to such effect.

          (b)  Performance of Obligations.  The Company shall have performed or
               --------------------------
complied in all material respects with all obligations and covenants required to be performed or complied with by the Company under this Agreement, and LGE shall have received a certificate of the Company signed by the chief executive officer and chief financial officer of the Company to such effect.

          (c)  Management.  Jeffrey P. Gannon and his "Tier 1" and "Tier 2"
               ----------
reports shall not have resigned or indicated an intention to resign or, if any such officer or employee shall have resigned, the Company shall have engaged a replacement reasonably satisfactory to LGE.

          (d)  New Financing.  The Company shall have entered into definitive
               -------------
documentation with third parties for new senior financing on the terms reasonably satisfactory to LGE in an amount of not less than $150 million and such definitive documentation shall be reasonably satisfactory in form and substance to LGE.

          (e)  Operating Plan.  (i)  All material changes to the Operating Plan
               --------------
     shall be satisfactory to LGE.

          (ii) The Company shall have implemented the programs contemplated by the Implementation Program in a manner satisfactory to LGE.

          (ii) The Company and its subsidiaries shall have entered into, as contemplated by the timetable in the Operating Plan, binding commitments for the sale or liquidation of those non-essential assets to be disposed of pursuant to the

     Operating Plan prior to the Closing Date at prices consistent with the assumptions set forth in the Operating Plan for the 1999 fiscal year.

          (f)   Operating Results.  The Company's operating results shall be
                -----------------
consistent with the Operating Plan in the following respects:

          (i) the projected Cumulative Funding Requirement from January 1, 1999 through August 31, 1999 shall not exceed $104 million;

          (ii) the actual Cumulative Funding Requirement for any three-month period commencing with the three-month period beginning January 1, 1999 shall not have exceeded the projections in the Operating Plan by more than 20%;

          (iii) the projected cumulative EBITDA (loss) from January 1, 1999 through August 31, 1999 shall not exceed $(21) million; and

          (iv) the actual EBITDA (loss) for any three-month period commencing with the three-month period beginning January 1, 1999 shall not have exceeded the loss projected by the Operating Plan by more than $3.75 million.

          (g)   Contingent Liabilities.  The Company shall not have any material
                ----------------------
contingent liabilities (including environmental liabilities) other than liabilities disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 included in the Company SEC Documents or in Section
4.5 of the Company Disclosure Letter.

          (h)   [Intentionally omitted.]

          (i)   Restructuring Costs.  Actual and projected cash Restructuring
                -------------------
and Reorganization Charges from January 1, 1999 through August 31, 1999 shall not exceed $64 million and the sum of the projected cash Restructuring and Reorganization Charges after January 1, 1999 (including, without limitation, outstanding accruals for environmental costs) will not exceed $82 million.

          (j)   Plan Disclosure Documents.  The Company shall have filed with
                -------------------------
the SEC the Plan Disclosure Documents, which shall be reasonably satisfactory in form and substance to LGE.

          (k) Definitive Agreements.  The Company and LGE (or one of its
              ---------------------
subsidiaries in the case of the agreements identified in clause (i)) shall have
(i) entered into the Reynosa Purchase Agreement or the Reynosa Operating
 -
Agreement, as the case may be, and (ii) the New Salaried Employee Documents, all
                                    --
of which shall be satisfactory in form and substance to LGE.

          (l) Opinion of the Company's Counsel.  LGE shall have received
              --------------------------------
opinions dated the Closing Date of the general counsel of the Company, and special counsel to the Company, in form and substance reasonably satisfactory to LGE.

          (m) Corporate Proceedings.  All corporate proceedings of the Company
              ---------------------
and its subsidiaries in connection with the transactions contemplated by this Agreement and the Financial Restructuring, and all documents and instruments incident thereto, shall be satisfactory in form and substance to LGE and its counsel, and LGE and its counsel shall have received all such documents and instruments, or copies thereof, certified or requested, as may be reasonably requested.

          (n) Material Adverse Effect.  No state of facts, event, change or
              -----------------------
development shall exist or have occurred which would reasonably be expected to have or result in a Material Adverse Effect subsequent to the date of this Agreement.

          (o) Calamities.  There shall not have occurred since the date hereof
              ----------
(i) any increase or decrease of 20% or more in the United States/Republic of
 -
Korea currency exchange rate from the rate existing on the date hereof or a suspension of, or limitation on, the markets therefor, (ii) a declaration of a
                                                        --
banking moratorium or any suspension of payments in respect of banks in the United States or the Republic of Korea, (iii) any limitation (whether or not
                                         ---
mandatory) by any Regulatory Authority or other event that materially adversely affects the ability of LGE to consummate the transactions contemplated hereby, or (iv) a commencement of a war or armed hostilities or other national or
    --
international calamity involving the United States or the Republic of Korea.

          (p) Settlement.  Any settlement arrangements with respect to licensing
              ----------
of technology entered into by the Company with the Sony Corporation or any of its affiliates shall be satisfactory in form and substance to LGE.

          (q) Tuner Patent Royalties.  LGE shall have determined in its sole
              ----------------------
discretion that the aggregate tuner patent royalties between the Closing Date and December 31, 2003 will not be less than 70% of the aggregate amount of such royalties projected under the Operating Plan.

          (r)  Cross Defaults. Other than (i) that certain default pertaining to
               --------------              -
the Old Subordinated Debentures with respect to the Company's failure to make an interest and sinking fund payment on April 1, 1999 and (ii) that certain cross
                                                        --
default of the loan from Credit Agricole Indosuez related thereto, no default or event of default shall have occurred and be continuing under any of the Company's financing arrangements or any other agreement that is material to the Company to which the Company or any of its subsidiaries is a party or by which any of them is bound.


                                  ARTICLE XI

          11.1 Termination.  This Agreement may be terminated at any time prior
               -----------
to the Closing:

          (a)  by mutual written consent of LGE and the Company;

          (b)  by LGE or the Company:

               (i) if the Closing shall not have occurred prior to September 15, 1999, provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement results in the failure of the Closing to occur; or

               (ii) if there shall be any statute, law, regulation or rule that makes consummating the transactions contemplated hereby illegal or if any court or other Regulatory Authority of competent jurisdiction shall have issued a judgment, order, decree or ruling, or shall have taken such other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such judgment, order, decree or ruling shall have become final and non-appealable;

          (c)  by LGE:

               (i) if the Company shall have failed to perform in any material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and the Company has failed to perform such obligation or cure any such breach capable of being cured, within 30 days of its receipt of written notice thereof from LGE, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

               (ii) if the Board of Directors of the Company or the Special Committee withdraws or modifies (or publicly announces its intention to do so, or resolves to do so) in a manner adverse to LGE (as determined by LGE in its reasonable judgment) its approval or recommendation of this Agreement or the transactions contemplated hereby or by the Restructuring; or

               (iii) if any of the conditions set forth in Sections 8 and 10 shall become impossible to fulfill (other than as a result of any breach by LGE of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

          (d)  by the Company:

               (i) if LGE shall have failed to perform in any material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and LGE have failed to perform such obligation or cure any such breach capable of being cured, within 30 days of its receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

               (ii) if any of the conditions set forth in Sections 8 and 9 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

               (iii) if there is an Alternative Proposal which the Board of Directors in good faith determines represents a superior transaction for the Company as compared to the Financial Restructuring and the Board of Directors determines, after consultation with counsel, that failure to terminate this Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties imposed by law; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available (i) if the
                                                                   -
          Alternative Proposal is subject to a financing condition, unless the Board of Directors is of the opinion, after consultation with Peter J. Solomon & Company or another nationally recognized investment banking firm, that the Alternative Proposal is financeable, or (ii) if, prior
                                                                  --
          to or concurrently with any purported termination pursuant to this
          Section 11.1(d), (x) the Company or the person or entity that made the
                            -
          Alternative Proposal (the "New Investor") shall not have paid the expenses and fees contemplated by Section 11.3 and (y) the Company and
                                                              -
          the New Investor shall not have entered into a legal, valid and binding agreement with LGE pursuant to which such New Investor agrees to pay LGE the Transaction Fee contemplated by Section 11.3 upon the earlier of (A) the consummation of such Alternative Proposal and (B)
                      -                                                     -
          the termination of such Alternative Proposal, or (iii) if the Company
                                                            ---
          has not provided LGE with five business days' prior written notice of its intent to so terminate this Agreement together with a summary of the material terms and conditions of such Alternative Proposal.

          11.2 Effect of Termination.  In the event of termination of this
               ---------------------
Agreement by either the Company or LGE as provided in Section 11, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of LGE or the Company with respect to the transactions contemplated under this Agreement, other than the provisions of this Article XI and Article XII and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          11.3 Expenses; Transaction Fee.  (a)  In the event that (i) the Board
               -------------------------
of Directors of the Company or the Special Committee shall have withdrawn or modified in a manner adverse to LGE its approval of this Agreement or the transactions contemplated hereby or by the Restructuring and LGE terminates the Agreement pursuant to
Section 11(c)(ii), or (ii) the Bankruptcy Court approves, or enters an order
                       --
authorizing, an offer, proposal or agreement to effect an Alternative Proposal, or (iii) during the period ending twelve months after the termination of this
    ---
Agreement, the Company cosummates, becomes a party to or enters into an agreement relating to or publicly announces, an Alternative Proposal, the Company shall promptly, but in no event later than three business days after the first of such events to occur, reimburse LGE and its affiliates for all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel, for structuring the transactions contemplated hereby and all reasonable fees of counsel, accountants, experts and consultants to LGE and its affiliates, and all printing and advertising expenses) incurred or accrued by it or on its behalf in connection with the negotiation, preparation, execution and performance of this Agreement and the Restructuring (the "Transaction Expenses"), provided, however, that LGE shall not be entitled to such Transaction Expenses if the Company terminates this Agreement due to a material breach by LGE of its obligations under this Agreement.

          (b) In the event that during the twelve months after the termination of this Agreement the Company consummates, becomes a party to or enters into an agreement relating to, or publicly announces, an Alternative Proposal, the Company shall, or shall cause the New Investor to, pay LGE a transaction fee of $8 million (the "Transaction Fee") upon the earlier of (x) the consummation of
                                                        -
such Alternative Proposal or (y) the termination of such Alternative Proposal.
                              -

          (c) The Transaction Expenses and Transaction Fee, if any, payable pursuant to this Section 11.3 shall not be subject to any offset, return, recoupment or counterclaim. The Company and LGE agree that the provisions of this Section 11.3 are commercially reasonable and necessary to induce LGE to enter into and consummate the transactions contemplated hereby.


                                  ARTICLE XII


          12.1 Notices.  All notices and other communications made in connection
               -------
with this Agreement shall be in writing and shall be deemed to have been duly given if (a) mailed by first-class, registered or certified mail, return receipt
          -
requested, postage prepaid, (b) transmitted by hand delivery, (c) sent by next-
                             -                                 -
day or overnight mail or
delivery, (d) transmitted by facsimile or (e) sent by telecopy or telegram,
           -                               -
addressed as follows:

          (i)  if to LGE,

               LG Electronics Inc.
               LG Twin Towers
               20, Yoido-dong
               Youngdungpo-gu
               Seoul, Korea  150-721
               Telecopy: 011-82-2-3777-5303
               Telephone:  011-82-2-3777-3049
               Attention:  Chief Financial Officer

               and to:

               LG Electronics Inc.
               6133 North River Road
               Rosemont, IL  600118
               Telecopy:   847-692-3576
               Telephone:  847-692-4630
               Attention:  Nam K. Woo

               with copies to:

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York  10022
               Telecopy:  (212) 909-6836
               Telephone: (212) 909-6586
               Attention:  Steven R. Gross, Esq.

          (ii) if to the Company,

               Zenith Electronics Corporation

               1000 Milwaukee Avenue
               Glenview, IL  60025-2493
               Telecopy:   (847) 391-8584
               Telephone:   (847) 391-8064
               Attention:  Richard F. Vitkus, General Counsel

               with a copy to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, IL  60601
               Telecopy:  (312) 861-2200
               Telephone:  (312) 861-2200
               Attention:  James H.M. Sprayregen

or, in each case, at such other address as may be specified in writing to the other party hereto in accordance with this Section 12.1.

          12.2 Governing Law.  This agreement shall be governed by the
               -------------
internal laws of the State of Delaware without giving effect to the conflict of laws rules thereof.

          12.3 Specific Performance.  The parties hereto agree that irreparable
               --------------------
damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          12.4 Miscellaneous.  This Agreement (including the Annexes hereto) and
               -------------
the Disclosure Letters constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. In the event of any conflict between this Agreement and the Commitment Letter between the Company and LGE relating to the subject matter of Section 2(e), this Agreement shall govern. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns. No consequential, punitive or exemplary damages shall under any circumstances be recoverable by either party in respect of any claim pursuant to this Agreement or in connection with the consummation of or any failure to consummate the transactions contemplated hereby. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement. None of the terms of this Agreement may be waived, altered or amended except by an instrument in writing duly executed by the parties hereto. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity or otherwise. All information set forth in any of the Annexes hereto or in any Section of the Company Disclosure Letter shall be deemed as if also set forth in each and all of the Annexes hereto and each and all Sections of the Company Disclosure Letter, whether actually set forth therein or not. The Company and LGE agree that the representations and warranties and the Operating Plan of the Company shall not be affected or deemed waived, modified, qualified or supplemented by reason of
(i) any disclosure by the Company or any of its advisors, consultants or
 -
representatives to LGE or any of LGE's advisors, consultants or representatives (other than as set forth in this Agreement, the Company Disclosure Letter hereto or in the Company SEC Documents as of the date hereof), (ii) any investigation
                                                         --
made by or on behalf of LGE or any of its advisors, consultants or representatives or (iii) the fact that LGE or any of such advisors, consultants
                    ---
or representatives knew or should have known that any such representation or warranty or the Operating Plan is or might be inaccurate.

          12.5 Recommendations.  Notwithstanding anything else contained in this
               ---------------
Agreement, either the Board of Directors of the Company or the Special Committee may at any time withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby or by the Restructuring in the event that it determines, after consultation with counsel, that failure to so withdraw or modify its recommendation would not be consistent with compliance with its fiduciary duties imposed by law; provided, however, that such withdrawal or modification shall not in any manner release the Company from its obligations under this Agreement unless LGE exercises its right to terminate this Agreement pursuant to Section 11.1(c)(ii), in which case
Article XI shall govern.

          IN WITNESS WHEREOF, the Company and LGE have caused this Agreement to be duly executed as of the day and year first above written.


                    ZENITH ELECTRONICS CORPORATION


                    By____________________________________
                      Name:  Jeffrey P. Gannon
                      Title: President and Chief Executive Officer


                    LG ELECTRONICS INC.


                    By_______________________________
                      Name:  Cha Hong (John) Koo
                      Title: Vice Chairman and Chief Executive Officer